CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
FGIC SECURITIES PURCHASE, INC.

     FGIC SECURITIES PURCHASE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“GCLD”),

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, by unanimous written consent pursuant to Subsection (f) of Section 141 of the GCLD, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said corporation;

     RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the FIRST Article thereof so that, as amended, said Article shall be and read as follows:

     FIRST: The name of the Corporation is Municipal Securities Purchase, Inc.

     SECOND: That the aforesaid amendment was duly adopted in accordance with Subsection (b) of Section 242 of the GCLD and all other applicable provisions of the GCLD.

     IN WITNESS WHEREOF, FGIC Securities Purchase, Inc. has caused this certificate to be signed by Alan M. Green, its President, and attested to by Kathleen Gan, its Assistant Secretary, this 14th day of November, 2003.

FGIC SECURITIES PURCHASE, INC

		By:	/s/ Alan M. Green

		Name:	Alan M. Green
		Title:	President

ATTEST:

By:	/s/ Craig T. Beazer

Name:	Craig T. Beazer
Title:	Secretary